Exhibit 10.19

NIMBUS Restructuring Manager, LLC
11 South LaSalle Street
Suite 1710
Chicago Illinois 60603

HEAT RESTRUCTURING AGREEMENT

1.  Agreement

This is intended to be a legally binding agreement entered into and effective as of August 31, 2015 and governed by the laws of Delaware between the following parties:

●	Party A: SmartHeat Inc., a corporation organized under the laws of the state of Nevada,
○	the shares of Party A are publicly traded under the symbol: HEAT
○	the principal office in the United States of Party A is at the following address:
1802 North Carson Street
Suite 212
Carson City Nevada 89701
●	Party B: Nimbus Restructuring Manager LLC, a limited liability company organized under the laws of Delaware

2.  Contract Services

Party A hereby retains Party B to provide the following services--subject in all situations to the direction, review and authority of Party A’s BOD--for a period not to exceed 360 days from the date hereof (the “Contract Services”), and Party B agrees to perform such Contract Services in consideration for the Contract Fee specified in Section 3 below with the object and intent of restructuring Party A to maximize value for the benefit of all of the stockholders of Party A (the “Restructuring”):

Ordinary Course Support:
a)	Renegotiation of Line of Credit to address current default situation
b)	Analyze alternatives and make recommendations with respect to the application of proceeds from sale of PHE business
c)	Analyze alternatives and make recommendations with respect to the Company’s ability to carry on as a going concern
d)	SEC filings need to be revised to reflect disposition of PHE segment and on-going reporting of HP segment
e)	Monitor and advise regarding the claim of Sperling & Slater and related litigation and counterclaim [this case is at the critical discovery stage and Bialowons and McGrath are the key witnesses]

f)	Recommend steps required for proper management transition [including management descriptions in SEC filings and proxy material for Annual Meeting]
g)	Assure proper reporting of Change of Control if a Change of Control occurs
h)	On-going advice to Board, audit committee, counsel and auditors

Non-recurring Transactional Support
Non-recurring (transactional) support will be needed in the event that the Company seeks additional investment, sale of the HP business or joint venture arrangement. These services might include:
i)	structuring a possible transaction
j)	negotiation of terms of a potential transaction
k)	execution of a potential transaction
l)	advice regarding corporate compliance and SEC disclosure of any potential transaction

3.  Contract Fee

Party A shall pay to Party B (and shall reimburse Party A’s stockholder to the extent that any stockholder advanced any payments to Party B on behalf of Party A), in U.S. dollars, the following amounts (the “Contract Fee”):

a.  the amount of  $60,000 prior to, or upon, execution of this Agreement,

b.  the amount of $60,000 per month in advance on the first day of each month (commencing October 1, 2015) for the shorter of 5 months or until the purpose of this Restructuring Agreement has been achieved, plus

c.  the amount of $100,000 upon completion of the Restructuring to the satisfaction of the BOD.

The Contract Fee specified in this Sections 3 shall be deemed to be the minimum payment due for the Contract Services.  The Contract Fee shall be deemed to be fully earned and non-refundable immediately upon payment following commencement of performance of the Contract Services.  Should additional services be requested by the BOD, Party B agrees to negotiate in good faith a mutually satisfactory compensation for such additional services.

4.  Expenses

Party A shall reimburse Party B and its Affiliates for all reasonable and appropriate out-of-pocket expenses actually incurred in performance of the Contract Services, including travel expense, express mail and courier services, telecommunications,  postage, reproduction services and attorneys’ fees.

5. Limitation of Liability

Party A and Party B shall not be liable to the other for any damages of any kind, other than direct damages resulting from their gross negligence or willful misconduct.  The total aggregate liability of Party B based on breach of contract, tort, strict liability, breach of warranties, failure of essential purpose or otherwise, pursuant to this Agreement or with respect to the Contract Services shall be limited to the portion of the Contract Fee actually paid to, and received by, Party B.

7.  Indemnification

Party A shall indemnify Party B and its employees, consultants and Affiliates in the same manner and to the same extent as Directors are indemnified.  All costs for defense of any action or claim shall be advanced by Party A.  Party A agrees to enter into a separate Indemnification Agreement with each such person or entity substantially in the form of its Indemnification Agreements with individual directors, a copy of which is on file with the Securities and Exchange Commission.

8.  Confidentiality

 All confidential information which Party A delivers to Party B shall be in writing and shall be marked in a conspicuous manner as “Confidential”.  Party B agrees to use reasonable efforts to maintain such confidential information as confidential for a period of two years or until such information becomes public or is independently developed by Party B or received by Party B from another source without restriction.

9.  Termination

This Agreement may be terminated by either party upon written notice to the other.  In the event that this Agreement is terminated, no part of the Contract Fee theretofore paid to Party B shall be refunded, or be refundable.

10.  No Assurances

The Contract Services are advisory in nature only and all matters covered by the Contract Services are subject to the direction and approval of the BOD.  Neither Party A nor Party B can predict how the BOD will act in the future or how any court, law enforcement official, government agency, judge or jury may act in any particular case.  There can be no assurances that either Party A or Party B or any of their respective parent or subsidiary entities will identify or adequately disclose all issues, possibilities, omissions, or problems that might exist or arise in the future.  None of Party A, Party B,  the BOD or any of their respective Affiliates gives any assurance of any particular result.

11.  No Third Party Beneficiaries

The Contract Services required hereunder are for the sole benefit of Party A, and not for the benefit of any stockholder or subsidiary of Party A or any other person or entity.  Party B shall have no duty of any kind to the stockholders or subsidiaries of Party A, and no action, claim or other right shall accrue against Party B hereunder for the benefit of any third party not a direct party to, and signatory on,  this Agreement.  This Agreement and the rights and duties hereunder shall not be assignable without the written consent of the non-assigning party, which consent may be refused without reason or explanation of any kind.

12.  Dispute Resolution

All disputes, if any, arising under this Agreement shall be settled by mediation in Wilmington, Delaware.  Each party shall appoint one attorney licensed to practice in Delaware, and the two attorneys so appointed shall appoint a third person (who may not be a practicing attorney) by mutual agreement.  All costs of mediation shall be paid by Party A.
It is intended that if any provision of this Agreement is determined to be invalid or unenforceable that the other provisions shall remain in full force and effect.

Signatures:

Party A:
SmartHeat Inc.
By:       /s/ Oliver Bialowons
             President

Party B:
NIMBUS Restructuring Manager LLC
By:       /s/William McGrath
             Managing Director